Exhibit 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release
12.00 pm GMT 7.00 am EST

First quarter results - strong start to the year with upgraded guidance now including New River

Basingstoke, UK and Philadelphia, US- April 25, 2007 - Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces results for the first quarter 2007.

Q1 2007 Financial Highlights

•	Product sales up 33% to $462 million;

•	Total revenues up 29% to $528 million; and

•	US GAAP Diluted EPS up 78% and Non GAAP Diluted EPS up 39%.

Matthew Emmens, Chief Executive Officer, commented:

“We’ve had a strong first quarter with revenue growth of 29%. The ADHD market is growing at 5% by volume and ADDERALL XR has maintained a 26% market share. DAYTRANA continues to be well accepted and to gain share. We completed the acquisition of New River Pharmaceuticals Inc. on April 19, gaining full control of the development and marketing rights for VYVANSE and the CARRIERWAVE technology platform. We are ready to launch VYVANSE and are awaiting final assessment by the Drug Enforcement Agency which we expect during June. We recently conducted in-depth market research analysis of physicians and consumers receptivity to VYVANSE and found that they viewed it as a very attractive next generation ADHD treatment that provides impressive efficacy, extended duration of action and lower abuse potential compared to other ADHD medicines.

"Our recent product launches are progressing well. Initial US marketing efforts with LIALDA for the treatment of ulcerative colitis have been very encouraging. Our treatment for Hunter syndrome, ELAPRASE, continues to grow. Through March, 291 patients worldwide were receiving treatment. In the renal area, the launch of FOSRENOL in Europe continues, and we have gained significant market shares in many countries. DYNEPO was recently launched in Germany as the first step in the staged launch of the product in Europe."

Business Highlights

New River Acquisition

On April 19, 2007 Shire completed the acquisition of New River Pharmaceuticals Inc. (“New River”) by way of a short-form merger for $64 per share, or approximately $2.6 billion.

The acquisition was funded by:

•
Net proceeds of $878 million from the private placement on February 20, 2007 of approximately 42.9 million new ordinary shares at a price of 1075 pence per share (8.4% of Shire plc’s issued ordinary share capital prior to the placing);

•
A draw down of $1.3 billion on the new bank facilities of $2.3 billion secured on February 20, 2007. A further $1.0 billion remains available under those bank facilities for general corporate purposes, including future acquisitions; with

•	The balance coming from Shire’s pre-acquisition cash resources.

SPD754 (Apricitabine) - HIV

•
On January 22, 2007 Shire amended its out-license agreement with Avexa Limited (“Avexa”) relating to the investigational HIV compound SPD754, to extend Avexa’s exclusive commercialization rights to include the US and Canadian markets. In return, Shire received an up-front cash payment of $10 million, eight million additional Avexa shares valued at approximately $3.0 million (taking its shareholding in Avexa to just over 8%) and will receive further milestones and royalty payments upon approval and commercialization of the product. Total upfront consideration will be spread over 28 months and $0.8m was recognized in Q1 2007.

•
In March 2007, Avexa reported positive Phase 2b results for SPD754 and initiated a capital raising program, including a rights issue, to fund Phase 3 trials. Shire has fully participated in the rights issue.

Product Highlights

DYNEPO® (epoetin delta) - Anemia associated with chronic kidney disease

•      In March 2007 Shire launched DYNEPO in Germany, the initial step of a staged launch of the product in Europe.  DYNEPO is the first and only erythropoiesis-stimulating agent produced in a human cell line.

LIALDA™ (mesalamine) - Ulcerative colitis

•      LIALDA, the only once-daily oral formulation of mesalamine was approved by the FDA on January 16, 2007 and became available to patients in the US on March 19, 2007. As of April 13, 2007 LIALDA had captured 1.2% of the oral mesalamine market.

FOSRENOL® (lanthanum carbonate) - Hyperphosphatemia

•      FOSRENOL was launched in the UK on February 19, 2007. Launches in Spain, Italy and Canada are expected by the end of 2007.

REPLAGAL® (agalsidase alfa) - Fabry disease

•      REPLAGAL was launched in Japan through Shire’s partner Dainippon Sumitomo Pharma Co., Ltd on February 15, 2007.

ELAPRASE™ (idursulfase) - Hunter syndrome

•
The European Commission granted marketing authorisation for ELAPRASE on January 8, 2007. Pricing and reimbursement procedures are underway  and ELAPRASE was launched in the UK and Germany in Q1 2007. ELAPRASE continues to be sold in European countries that have mechanisms for pre-approval access including France, Italy and Spain.  Launch is expected across the majority of other EU countries in 2007.  Through March 2007, 291 patients worldwide were receiving treatment.

Pipeline Highlights

VYVANSE™ (lisdexamfetamine dimesylate) - ADHD

•      On February 23, 2007 the FDA granted marketing approval for VYVANSE for the treatment of ADHD in children aged six to twelve years old. A supplemental New Drug Application for the adult indication is expected to be filed with the FDA in Q2 2007.

DAYTRANA™ (methylphenidate transdermal system) - ADHD

•      Shire is planning to make regulatory filings in Europe for DAYTRANA in H2 2007.

In addition, Shire is anticipating FDA decisions on:

•      SPD465 - ADHD: The Prescription Drug User Fee Act (PDUFA) date is May 21, 2007; and

•      SPD503 - ADHD: The PDUFA date is June 24, 2007.

Q1 2007 Unaudited Results

	Q1 2007			Q1 2006
	US GAAP $M	Adjustments $M	Non GAAP(1) $M	US GAAP $M	Adjustments $M	Non GAAP(1) $M

Revenues	528.2	-	528.2	411.0	-	411.0

Income from ongoing operations(2)	153.7	25.9	179.6	23.5	98.6	122.1

Net income	112.7	18.9	131.6	61.1	30.4	91.5
Diluted earnings per:

Ordinary share	21.3c	3.6c	24.9c	12.0c	5.9c	17.9c

ADS	63.9c	10.8c	74.7c	36.0c	17.7c	53.7c

Note: Average exchange rates for Q1 2007 and Q1 2006 were $1.95: £1.00 and $1.75: £1.00 respectively.

(1) Non GAAP income from ongoing operations, Non GAAP net income and Non GAAP diluted earnings per ordinary share and per ADS for both Q1 2007 and Q1 2006 exclude intangible asset amortization charges, the accounting impact of share-based compensation and other non GAAP items as described on page 5. For an explanation of why Shire's management believes that these non GAAP financial measures are useful to investors, see page 5.  For a reconciliation of these non GAAP financial measures to the most directly comparable financial measures prepared in accordance with US GAAP, see pages 20-21.

(2) Income from continuing operations before income taxes and equity in earnings of equity method investees.

2007 Financial Outlook (including New River acquisition)

We have upgraded the previous guidance given as part of the 2006 year end results and it is now updated to include the impact of the New River acquisition as follows:

•	2007 revenue growth is now expected to be in the low 20% range (previous guidance: around 20%) assuming prescription growth in the ADHD market of 4-6%;

•
As in 2006, earnings for 2007 will be impacted by the costs associated with the continued development, launch and roll-out of new products. These include in 2007 and H1 2008 VYVANSE, DAYTRANA, ELAPRASE, LIALDA and FOSRENOL in the US and ELAPRASE, FOSRENOL and DYNEPO in Europe.

•
These launches and roll-outs will require additional advertising and promotional spend and in some cases additional sales representatives. Consequently, SG&A costs are expected to rise to between $930 - $960 million for 2007. The level of quarterly SG&A expenditure is expected to increase over the Q1 2007 spend as we expand the ADHD sales force (to launch VYVANSE and continue the roll-out of DAYTRANA) and the US sales force for GI (to launch LIALDA).

•
Phase 3(b) and Phase 4 studies to support new product launches and the continuation of Phase 3 trials on GA-GCB, the development of the Women’s Health and New River franchises, pre-clinical development of three HGT projects, two new Phase 1 projects and two further pre-clinical projects, are all expected to result in R&D spend in the range of $340-$360 million (previous guidance: $360 - $380 million). The level of quarterly R&D expenditure is expected to increase over the Q1 2007 spend as we commence new Phase 3(b)/4 studies to support new product launches (including VYVANSE and LIALDA);

The following other guidance is unchanged unless stated:

•	The depreciation charge for the year is expected to increase by approximately 20% compared to 2006; and

•	The effective tax rate for 2007 is expected to be approximately 26%.

Shire reports its non GAAP earnings based on net income adjusted for certain items, and also from Q1 2007 excluding intangible asset amortization charges and the accounting impact of SFAS123R for share-based compensation. The financial outlook for the full year stated above excludes intangible asset amortization charges, which are expected to rise by up to 80% (previous guidance: up to 20%) over the 2006 charge of $57.4 million (including $1.1 million of impairments) and the accounting impact of SFAS 123R estimated at approximately $45m (split for GAAP purposes between cost of product sales, R&D and SG&A in the approximate ratio of 10%, 20% and 70%, respectively). Also excluded, will be integration costs for the New River acquisition which are estimated to be approximately $10m and other non GAAP items as described on page 5.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on ADHD, human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (“ADHD”) franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (guanfacine extended release) (ADHD) and SPD465 (extended release triple-bead mixed amphetamine salts) (ADHD); Shire’s ability to secure new products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “non GAAP” measures and include Non GAAP income from ongoing operations, Non GAAP net income, Non GAAP diluted earnings per ordinary share and Non GAAP diluted earnings per ADS. These non GAAP measures exclude the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire's management believes are not related to the core performance of Shire’s business.

These non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of the Company’s performance to historical results and to competitors’ results. These measures are also considered by the Remuneration Committee of Shire’s Board of Directors in assessing the performance and compensation of employees, including its executive officers.

The non GAAP measures are presented in this press release as the Company's management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a GAAP basis, since many one-time, infrequent or non-cash items that the Company’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

However, these non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

The following are trademarks of Shire or companies within the Shire Group which are the subject of trademark registrations in certain territories:

ADDERALL XR® (mixed salts of a single-entity amphetamine)
AGRYLIN® (anagrelide hydrochloride)
CALCICHEW® range (calcium carbonate with or without vitamin D3)
CARBATROL® (carbamazepine extended-release capsules)
CARRIERWAVE™
DAYTRANA™ (methylphenidate transdermal system)
ELAPRASE™ (idursulfase)
FOSRENOL® (lanthanum carbonate)
GENE-ACTIVATED®
LIALDA™ (mesalamine)
REMINYL® (galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL XL™ (galantamine hydrobromide) (UK and Republic of Ireland)
REPLAGAL® (agalsidase alfa)
VYVANSE™ (lisdexamfetamine dimesylate)
XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties referred to in this press release:

3TC (trademark of GlaxoSmithKline (GSK)
DYNEPO (trademark of Sanofi Aventis)
PENTASA (trademark of Ferring)
RAZADYNE (trademark of Johnson & Johnson)
RAZADYNE ER (trademark of Johnson & Johnson)
REMINYL (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
REMINYL XL  (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
ZEFFIX (trademark of GSK)

OVERVIEW OF US GAAP FINANCIAL RESULTS

1. Introduction

Summary of Q1 2007

Revenues from continuing operations for the three months to March 31, 2007 increased by 29% to $528.2 million (2006: $411.0 million).

Income from continuing operations (before income taxes and equity in earnings of equity method investees) for the three months to March 31, 2007 was $153.7 million (2006: $23.5 million). The increase in income from continuing operations is primarily due to increased product sales in 2007 compared to 2006, a $23.6 million fair value adjustment to costs of sales in Q1 2006 relating to acquired inventory in the Transkaryotic Therapies, Inc. (“TKT”) acquisition, decreased R&D expenditure following the inclusion of a $50 million milestone payment to New River in Q1 2006, with all the above items partially off-set by increased SG&A costs (see Note 4 for details).

Cash inflow from operating activities for the three months to March 31, 2007 decreased by 18% to $101.4 million (2006: $123.4 million). The decrease resulted mainly from unfavourable movements in working capital primarily due to the phasing of sales in Q1 2007 compared to Q1 2006.

Cash and cash equivalents, restricted cash and short-term investments at March 31, 2007 totaled $2,076.4 million (December 31, 2006: $1,156.7 million). The increase in cash and cash equivalents during the quarter of $919.3 million was primarily due to the net proceeds from the issuance of common stock of $878.3 million to part fund the acquisition of New River together with positive cash flow from operating activities.

2. Product sales

For the three months to March 31, 2007 product sales increased by 33% to $461.5 million (2006: $346.0 million) and represented 87% of total revenues (2006: 84%).

Product Highlights

Product	Sales $M	Sales Growth (2)	US Rx Growth (1) (2)	US Market Share (1)
ADDERALL XR DAYTRANA PENTASA FOSRENOL REPLAGAL ELAPRASE CARBATROL XAGRID(3)	249.1 11.9 43.8 22.8 32.5 26.6 15.5 14.5	+21% - +56% +192% +26% - +10% +20%	+5% n/a +6% +15% n/a n/a -6% n/a	26% 2% 18% 9% n/a n/a 41% n/a

(1) IMS Prescription Data - Product specific (March 2007).
(2) Compared to Q1 2006.
(3) Worldwide sales excluding US and Canada.

ADDERALL XR - ADHD

ADDERALL XR is the leading brand in the US ADHD market with an average market share of 26% in March 2007 (2006: 26%). US ADHD market growth of 5% resulted in a 5% increase in US prescriptions for ADDERALL XR for the three months to March 31, 2007 compared to the same period in 2006.

Sales of ADDERALL XR for the three months to March 31, 2007 were $249.1 million, an increase of 21% compared to the same period in 2006 (2006: $206.1 million). Product sales growth was significantly higher than prescription growth due primarily to price increases in April 2006 and January 2007 and an increase in pipeline inventory in Q1 2007 compared to a reduction in Q1 2006.

Litigation proceedings concerning Shire’s ADDERALL XR patents are ongoing.  Further information can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2006.

DAYTRANA - ADHD

Following its launch in June 2006, DAYTRANA achieved a 2.3% share of the US ADHD market by March 31, 2007. Net sales for the three months to March 31, 2007 were $11.9 million and were impacted by the redemption of $7.2 million of coupons issued to support the product launch.

The addition of DAYTRANA, combined with the ADDERALL XR market share has helped Shire grow its total share of the US ADHD market to 28% at March 31, 2007 compared to 27% (which included a 1% share relating to ADDERALL) at March 31, 2006.

PENTASA - Ulcerative colitis

US prescriptions for the three months to March 31, 2007 were up 6% compared to the same period in 2006 primarily due to a 4% increase in the US oral mesalamine prescription market and an increase in PENTASA’s US market share from 17.4% to 17.9%.

Sales of PENTASA for the three months to March 31, 2007 were $43.8 million, an increase of 56% compared to the same period in 2006 (2006: $28.1 million). Sales growth is higher than prescription growth due to significant pipeline stocking in Q1 2007 compared to de-stocking in Q1 2006 and the impact of a price increase in November 2006.

FOSRENOL - Hyperphosphatemia

US sales of FOSRENOL for the three months to March 31, 2007 were $16.3 million (2006: $7.2 million). US IMS Retail Audit prescriptions for the three months to March 31, 2007 were up 15% compared to 2006 due to FOSRENOL increasing its average market share to 9% (2006: 8%) and market growth of 6% over the same period. The increase in net sales is significantly higher than retail audit prescription growth due to a combination of a price increase in July 2006, growth in use of the higher strengths (launched in early 2006), lower sales deductions and the growth of non-retail business.

FOSRENOL was launched in the US in January 2005. An agreement with Abbott was signed in December 2006 for the co-promotion of FOSRENOL in the US.  Abbott's US renal care sales team started to co-promote FOSRENOL with Shire’s US sales force in Q1 2007 and will continue the co-promotion for a term of five years.

On October 18, 2006 Health Canada granted a marketing license application for FOSRENOL. The Canadian launch is planned for Q2 2007.

In Europe, FOSRENOL has now been launched in Germany, France, UK and a number of other countries. Launches will continue throughout 2007 in the EU including Italy and Spain, subject to finalization of national licensing and conclusion of pricing and reimbursement negotiations. European sales of FOSRENOL for the three months to March 31, 2007 were $6.5 million (2006: $0.6 million), giving total FOSRENOL sales worldwide of $22.8 million (2006: $7.8 million).

REPLAGAL - Fabry disease

Sales for the three months to March 31, 2007 were $32.5 million (2006: $25.8 million). This represents an increase in sales of 26% which is due to additional patients beginning therapy in both Europe and in the rest of world markets, and the impact of favorable exchange rates.

ELAPRASE - Hunter syndrome

ELAPRASE was successfully launched in the US in August 2006 and in the UK and Germany in Q1 2007. ELAPRASE continues to be sold in European countries that have mechanisms for pre-approval access including France, Italy and Spain. By the end of the first quarter 291 patients were on the treatment. Sales for the three months to March 31, 2007 were $26.6 million compared to $19.3 million for the three months to December 31, 2006 and continue to grow.

CARBATROL - Epilepsy

US prescriptions for the year ending March 31, 2007 were down 6% compared to the same period in 2006. This was primarily due to a 4% decline in the US extended release carbamazepine prescription market and a decline in CARBATROL’s US market share from 42% to 41%.

Sales of CARBATROL for the three months to March 31, 2007 were $15.5 million, an increase of 10% compared to the same period in 2006 (2006: $14.1 million). Despite the drop in prescriptions, sales growth arose due to a price increase in July 2006 and stocking in 2007 compared to destocking in 2006.

Patent litigation proceedings with Nostrum Pharmaceuticals, Inc. and Corepharma LLC relating to CARBATROL are ongoing. Further information about the ongoing proceedings relating to the Company’s CARBATROL patents can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended December 31, 2006.

XAGRID - Thrombocythemia

Sales for the three months to March 31, 2007 were $14.5 million, an increase of 20% compared to the same period in 2006 (2006: $12.1 million). Expressed in transaction currencies (XAGRID is primarily sold in Euros), sales increased by 9% due to growth in many of Shire’s markets. In addition there was a benefit of 11% from favorable exchange rate movements against the US dollar.

3.	Royalties

Royalty revenue is down 2% at $59.5 million for the three months to March 31, 2007 (2006: $61.0 million).

Royalty Highlights

Product	Royalties to Shire $M	Royalty (1) Growth %
3TC ZEFFIX Other	35.5 9.1 14.9	-10%(2) +18%(3) +8%
Total	59.5	-2%

(1) Compared with 2006.
(2) The impact of foreign exchange movements has contributed +4% to the reported growth.
(3) The impact of foreign exchange movements has contributed +11% to the reported growth.

3TC - HIV infection and AIDS

Royalties from sales of 3TC for the three months to March 31, 2007 were $35.5 million, a decrease of 10% compared to the prior year (2006: $39.5 million).

Shire receives royalties from GSK on worldwide 3TC sales. GSK’s worldwide sales of 3TC for the three months to March 31, 2007 were $270 million, a decrease of 11% compared to prior year (2006: $305 million). The nucleoside analogue market for HIV has continued to grow, however competitive pressures within the market have increased, leading to a decline in 3TC sales.

ZEFFIX - Chronic hepatitis B infection

Royalties from sales of ZEFFIX for the three months to March 31, 2007 were $9.1 million, an increase of 18% compared to the prior year (2006: $7.7 million).

Shire receives royalties from GSK on worldwide ZEFFIX sales. GSK’s worldwide sales of ZEFFIX for the three months to March 31, 2007 were $79 million, an increase of 18% compared to prior year (2006: $67 million). This increase was mainly due to strong growth in the Chinese and Korean markets and favorable foreign exchange movements.

OTHER

Other royalties are primarily in respect of REMINYL and REMINYL ER (known as RAZADYNE and RAZADYNE ER in the US), a product marketed worldwide (excluding the UK and the Republic of Ireland) by Janssen Pharmaceutical N.V. (Janssen), an affiliate of Johnson & Johnson. Shire has the exclusive marketing rights in the UK and the Republic of Ireland.

Sales of the REMINYL/RAZADYNE range, for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer’s type, continue to grow.

In June 2006 Janssen and Synaptech, Inc. filed a law suit against Barr for infringement of their patent rights relating to RAZADYNE ER as a result of Barr filing an Abbreviated New Drug Application ("ANDA") with the FDA for a generic version of RAZADYNE ER. No court date has been set.

Barr and other companies have filed ANDAs with the FDA for generic versions of RAZADYNE and Janssen and Synaptech Inc. have filed law suits against some of those ANDA filers. The court date for the first of these proceedings is May 2007.

4.	Financial details

Cost of product sales

For the three months to March 31, 2007 the cost of product sales was 14% of product sales (2006: 18%). The cost of product sales for REPLAGAL in 2006 included a $23.6 million adjustment in respect of acquired inventories (all of which were consumed by Q3 2006). This fair value adjustment increased Shire’s cost of product sales as a percentage of product sales for the three months to March 31, 2006 by 7%. Excluding the impact of this fair value adjustment in 2006, cost of product sales as a percentage of product sales in the three months to March 31, 2007 was 3% higher than for the three months to March 31, 2006 due to the impact of product mix changes and inventory write-offs.

For the three months to March 31, 2007 cost of product sales included a charge of $0.8 million for share based compensation under SFAS 123R (2006: $0.8 million).

Research and development (R&D)

R&D expenditure decreased from $127.4 million in the three months to March 31, 2006 to $80.8 million in the three months to March 31, 2007.

Expressed as a percentage of total revenues, R&D expenditure was 15% for the three months to March 31, 2007 (2006: 31%). In the three months to March 31, 2006 a payment was made to New River of $50 million on the filing of the drug approval application for VYVANSE with the FDA. This payment was expensed in accordance with Shire’s accounting policy, and was equivalent to 12% of total revenue.

For the three months to March 31, 2007 R&D included a charge of $2.3 million for share based compensation under SFAS 123R (2006: $1.5 million).

Selling, general and administrative (SG&A)

SG&A expenses increased from $182.0 million in the three months to March 31, 2006 to $213.8 million in the three months to March 31, 2007, an increase of 17%.

The increase in SG&A expenses included the impact of the following:

•      Increase in the sales force to promote DAYTRANA and VYVANSE;

•      The cost of the new GI sales force in the US; and

•      The launches of DYNEPO and LIALDA and pre-launch activities relating to VYVANSE.

As a percentage of product sales, SG&A expenses were 46% (2006: 53%). For the three months to March 31, 2007 SG&A included a charge of $7.5 million for share based compensation under SFAS 123R (2006: $6.7 million), representing 1% of product sales (2006: 2%).

Depreciation and amortization

The depreciation charge for the three months to March 31, 2007 was $13.6 million (2006: $9.2 million). The amortization charge for the three months to March 31, 2007 was $15.3 million (2006: $13.7 million). The increase in depreciation has resulted from investment in Shire’s infrastructure to support the continuing growth of the Company. The increase in amortization is primarily due to the amortization of capitalized milestone payments for DAYTRANA following its launch in June 2006.

Interest income

For the three months to March 31, 2007 Shire received interest income of $19.8 million (2006: $14.2 million). Interest income for 2007 primarily related to interest received on cash balances. Interest income for 2006 comprised $7.9 million of interest on cash balances plus $6.3 million interest recognized on repayment of a $70.6 million loan to IDB Biomedical Inc. (“IDB”). Excluding interest income in respect of the IDB repayment, interest income for the three months to March 31, 2007 is significantly higher than for the three months ending March 31, 2006 due to increases in the US dollar interest rate and higher cash balances (Q1 2007 cash balances include net proceeds from the issuance of common stock of $878.3 million to part fund the acquisition of New River).

Interest expense

For the three months to March 31, 2007 the Company incurred interest expense of $7.8 million (2006: $5.6 million).

In both years this expense primarily relates to a provision for interest, which may be awarded by the Court in respect of amounts due to those ex-TKT shareholders who have requested appraisal of the acquisition consideration payable for their TKT shares. The original trial date for the appraisal rights litigation was set for April 23, 2007, but this trial date has since been deferred, and the Company is awaiting a new trial date. Further information can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2006.

Taxation

The effective rate of tax for the three months to March 31, 2007 was 27% (2006: 28%). At March 31, 2007 net deferred tax assets of $247.8 million were recognized (December 31, 2006: $261.0 million).

Equity in earnings of equity method investees

Net earnings of equity method investees of $0.5 million were recorded for the three months to March 31, 2007 (2006: $3.5 million). This comprised earnings of $1.5 million from the 50% share of the anti-viral commercialization partnership with GSK in Canada (2006: $1.6 million), offset by losses of $1.0 million being the Company’s share of losses in the GeneChem and EGS Healthcare Funds (2006: earnings of $1.9 million).

FINANCIAL INFORMATION

Unaudited US GAAP results for the three months to March 31, 2007
Consolidated Balance Sheets

	March 31, 2007 $M	December 31, 2006 $M
ASSETS
Current assets:
Cash and cash equivalents	2,046.2	1,126.9
Restricted cash	30.2	29.8
Accounts receivable, net	388.4	310.8
Inventories	145.2	131.1
Deferred tax asset	92.4	105.7
Prepaid expenses and other current assets	131.4	106.0

Total current assets	2,833.8	1,810.3

Non current assets:
Investments	66.7	55.8
Property, plant and equipment, net	291.9	292.8
Goodwill	237.7	237.4
Other intangible assets, net	746.4	762.4
Deferred tax asset	155.4	155.3
Other non-current assets	21.2	12.4

Total assets	4,353.1	3,326.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	567.8	566.1
Liability to dissenting shareholders	458.5	452.3
Other current liabilities	59.3	313.6

Total current liabilities	1,085.6	1,332.0

Non-current liabilities	339.9	52.1

Total liabilities	1,425.5	1,384.1

Unaudited US GAAP results for the three months to March 31, 2007
Consolidated Balance Sheets (continued)

	March 31, 2007 $M	December 31, 2006 $M
Shareholders’ equity:
Common stock of 5p par value: 750 million shares authorized; and 551.5 million shares issued and outstanding (2006: 750 million shares authorized; and 506.7 million shares issued and outstanding)	48.1	43.7
Exchangeable shares: 1.3 million shares issued and outstanding (2006: 1.3 million)	59.3	59.4
Treasury stock	(139.1)	(94.8)
Additional paid-in capital	2,400.1	1,493.2
Accumulated other comprehensive income	93.5	87.8
Retained earnings	465.7	353.0

Total shareholders’ equity	2,927.6	1,942.3

Total liabilities and shareholders’ equity	4,353.1	3,326.4

Unaudited US GAAP results for the three months to March 31, 2007
Consolidated Statements of Operations

	3 months to March 31, 2007 $M	3 months to March 31, 2006 $M
Revenues:
Product sales	461.5	346.0
Royalties	59.5	61.0
Other revenues	7.2	4.0

Total revenues	528.2	411.0

Costs and expenses:
Cost of product sales	63.5	62.0
Research and development	80.8	127.4
Selling, general and administrative	213.8	182.0
Depreciation and amortization	28.9	22.9
Integration costs	-	2.3

Total operating expenses	387.0	396.6

Operating income	141.2	14.4

Interest income	19.8	14.2
Interest expense	(7.8)	(5.6)
Other income, net	0.5	0.5

Total other income, net	12.5	9.1

Income from continuing operations before income taxes and equity in earnings of equity method investees	153.7	23.5
Income taxes	(41.5)	(6.5)

Equity in earnings of equity method investees	0.5	3.5

Income from continuing operations	112.7	20.5
Gain from discontinued operations (net of income tax expense of $nil)	-	40.6

Net income	112.7	61.1

Unaudited US GAAP results for the three months to March 31, 2007
Consolidated Statements of Operations (continued)

	3 months to March 31, 2007	3 months to March 31, 2006
Earnings per share - basic
Income from continuing operations	21.6c	4.0c
Gain on disposition of discontinued operations	-	8.1c

Earning per ordinary share - basic	21.6c	12.1c

Earnings per share - diluted
Income from continuing operations	21.3c	4.0c
Gain on disposition of discontinued operations	-	8.0c

Earnings per ordinary share - diluted	21.3c	12.0c

Earnings per ADS - diluted	63.9c	36.0c

Weighted average number of shares:
Basic	522.6	503.2
Diluted	529.7	510.3

Unaudited US GAAP results for the three months to March 31, 2007
Consolidated Statements of Cash Flows

	3 months to March 31, 2007	3 months to March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	112.7	61.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization:
- in cost of product sales	1.3	1.1
- in other costs and expenses	28.6	22.9
Share based compensation	10.6	9.0
Write-down of long-term assets	0.3	-
Loss on sale of long-term assets	0.1	-
Equity in earnings of equity method investees	(0.5)	(3.5)
Gain on disposition of discontinued operations	-	(40.6)
Changes in operating assets and liabilities, net of acquisitions:
(Increase)/decrease in accounts receivable	(77.8)	56.4
Increase in sales deduction accrual	29.7	4.9
(Increase)/decrease in inventory	(13.4)	5.1
(increase)/decrease in prepayments and other current assets	(13.8)	22.6
(Increase)/decrease in other assets	(9.1)	2.4
Movement in deferred taxes	13.7	(10.2)
Decrease in accounts and notes payable and other liabilities	(17.5)	(4.5)
Increase/(decrease) in deferred revenue	36.5	(3.3)

Net cash provided by operating activities(A)	101.4	123.4

Unaudited US GAAP results for the three months to March 31, 2007
Consolidated Statements of Cash Flows

	3 months to March 31, 2007 $M	3 months to March 31, 2006 $M
CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in short-term investments	-	5.5
Movements in restricted cash	(0.4)	(0.3)
Purchase of subsidiary undertaking, net of cash acquired	-	(0.8)
Expenses relating to the acquisition of New River	(3.1)	-
Purchase of long-term investments	(2.1)	(0.5)
Purchase of property, plant and equipment	(17.9)	(26.5)
Purchases of intangible assets	(28.2)	(0.2)
Deposit received for sale of intangible assets	7.0	-
Proceeds from loan repaid by IDB	-	70.6
Returns of equity investments	1.2	-

Net (cash used in)/provided by investing activities(B)	(43.5)	47.8
CASH FLOWS FROM FINANCING ACTIVITIES:
Redemption of 2% convertible loan notes	-	(0.1)
Payment of debt issuance costs	(2.9)	-
Proceeds from exercise of options	22.4	13.8
Proceeds for the future exercise of warrants	7.0	-
Proceeds from issue of common stock, net	878.3	-
Excess tax benefit of share based compensation, charged directly to equity	-	1.2
Payments to acquire treasury stock	(44.4)	(2.0)

Net cash provided by financing activities(C)	860.4	12.9

Effect of foreign exchange rate changes on cash and cash equivalents (D)	1.0	1.8

Net increase in cash and cash equivalents(A) +(B) +(C) +(D)	919.3	185.9
Cash and cash equivalents at beginning of period	1,126.9	656.5

Cash and cash equivalents at end of period	2,046.2	842.4

US GAAP results for the three months to March 31, 2007
Selected Notes to the Unaudited US GAAP Financial Statements

(1) Earnings per share

	3 months to March 31, 2007 $M	3 months to March 31, 2006 $M
Income from continuing operations	112.7	20.5
Gain on disposition of discontinued operations	-	40.6

Numerator for basic and diluted EPS	112.7	61.1

Weighted average number of shares:

Basic	522.6	503.2
Effect of dilutive shares:
Stock options	6.4	6.5
Warrants	0.7	0.6

Diluted	529.7	510.3

The share options not included in the calculation of the diluted weighted average number of shares because the exercise prices exceeded Shire’s average share price during the calculated period, are shown below:

	3 months to March 31, 2007 No. of shares Millions	3 months to March 31, 2006 No. of shares Millions

Stock options	10.3	2.2

Unaudited US GAAP results for the three months to March 31, 2007
Selected Notes to the US GAAP Financial Statements (continued)

(2) Analysis of revenues

	3 months to March 31, 2007 $M	3 months to March 31, 2006 $M	3 months to March 31,2007 % change	3 months to March 31,2007 % of total revenue
Net product sales:

ADHD
ADDERALL XR	249.1	206.1	+21%	47%
ADDERALL	-	9.1	-	-
DAYTRANA	11.9	-	-	2%
	261.0	215.2	+21%	49%
GI
PENTASA	43.8	28.1	+56%	8%

RENAL
FOSRENOL	22.8	7.8	+192%	4%

HGT
REPLAGAL	32.5	25.8	+26%	6%
ELAPRASE	26.6	-	-	5%
	59.1	25.8	+129%	11%
GP
CALCICHEW	12.1	10.4	+16%	2%
CARBATROL	15.5	14.1	+10%	4%
REMINYL/REMINYL XL	7.0	4.2	+67%	1%
XAGRID	14.5	12.1	+20%	3%
	49.1	40.8	+20%	10%

Other product sales	25.7	28.3	-9%	5%

Total product sales	461.5	346.0	+33%	87%

Royalty income:
3TC	35.5	39.5	-10%	7%
ZEFFIX	9.1	7.7	+18%	2%
Others	14.9	13.8	+8%	3%
	59.5	61.0	-2%	12%
Other	7.2	4.0	+80%	1%

Total revenues	528.2	411.0	+29%	100%

Non GAAP reconciliation of income from ongoing operations, net income and numerator for diluted EPS for the 3 months to March 31, 2007 and 2006
	3 months to March 31, 2007 $M	3 months to March 31, 2006 $M
Non GAAP reconciliation of income from ongoing operations(1)
Income from ongoing operations(1)	153.7	23.5

Add back:
TKT cost of product sales fair value adjustment	-	23.6
New River milestone payment	-	50.0
TKT integration costs	-	2.3
Intangible asset amortization	15.3	13.7
Share based compensation under SFAS 123R	10.6	9.0

Non GAAP adjustment to income from ongoing operations(1)	25.9	98.6

Non GAAP income from ongoing operations(1)	179.6	122.1

Non GAAP reconciliation of net income and numerator for diluted EPS
Net income	112.7	61.1

Non GAAP adjustment to income from ongoing operations(1)	25.9	98.6
Taxes on above adjustments	(7.0)	(27.6)

Gain on disposition of discontinued operations	-	(40.6)

Non GAAP adjustment to net income and numerator for diluted EPS	18.9	30.4

Non GAAP net income and numerator for non GAAP diluted EPS	131.6	91.5

(1) Income from continuing operations before income taxes and equity in earnings of equity method investees.

Non GAAP reconciliation of reported EPS for the 3 months
to March 31, 2007 and 2006

	3 months to March 31, 2007 $M		3 months to March 31, 2006 $M
Earnings per ordinary share-diluted	21.3c		12.0c

Add back:
Gain on disposition of discontinued operations	-		(8.0c	)
TKT cost of product sales fair value adjustment	-		4.6c
New River milestone payment	-		9.8c
TKT integration costs	-		0.5c
Intangible asset amortization	2.9c		2.6c
Share based compensation under SFAS 123R	2.0c		1.8c
Taxes on above adjustments	(1.3c	)	(5.4c	)

Non GAAP adjustments to diluted EPS per ordinary share	3.6c		5.9c

Non GAAP - diluted EPS per ordinary share	24.9c		17.9c

Non GAAP - diluted EPS per ADS	74.7c		53.7c

- ENDS -